Ross Miller

Secretary of State

204 North Carson Street, Suite 1

Carson City, NV 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Filing Date and Time

11/10/2011   8:55 AM

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.

Name of Corporation:  Eastgate Acquisitions Corporation

2.

The articles have been amended as follows (provide article numbers, if available):

Article #3 is amended to read:

“SHARES:  The number of shares the Corporation is authorized to issue is 100,000,000 shares of common stock, par value $0.00001 per share.”

***[See Attachment No. 1 for additional amendment]

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

1,200,000 Shares (80%) FOR

4.

Effective date of filing (optional):    Date:

Time:

5.

Signature (required):

/s/ Geoff Williams

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Certificate of Amendment

For

Eastgate Acquisitions Corporation

ATTACHMENT  NO. 1

Item 2  (Continued)

A new Article #8 is being added that reads:

“# 8  Authority of Board of Directors to Change Corporate Name:

The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation’s business operations are conducted, or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.  This provision shall not abrogate the rights of shareholders to otherwise change the name of the Corporation by amending the Corporation’s Articles of Incorporation in the manner prescribed in the NRS.”